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                    CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11
          SCHEDULE OF COMPUTATION OF DILUTED EARNINGS (LOSS) PER SHARE
                      (In thousands, except per share data)


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
                                                      Three Months Ended                 Nine Months Ended
                                                           June 30,                           June 30,
                                                    ---------------------------       ----------------------------
                                                       2001             2000             2001             2000
                                                    ----------       ----------       -----------      -----------
Net income (loss) for diluted earnings per share     $  (2,417)      $    1,080       $   (7,684)      $     2,369

Interest on convertible subordinated notes,
net of income taxes                                          -               64                -               250
                                                     ---------       ----------       ----------       -----------

Net income (loss) for diluted earnings per share     $  (2,417)      $    1,144       $   (7,684)      $     2,619
                                                     =========       ==========       ==========       ===========

Weighted average number of common shares
   outstanding for the period                            8,000            7,744            8,000              7525

Weighted average number of shares repurchased
   for the period                                         (642)            (581)            (642)             (503)

Shares issuable upon conversion of convertible
   subordinated notes                                        -              764                -               998

Common equivalent shares determined
   using the "Treasury Stock" method
   representing shares issuable upon
   exercise of stock options and warrants and
   shares issuable under contractual agreements              -              482                -               654
                                                     ---------       ----------       ----------       -----------
Weighted average number of shares used in
   calculation of diluted earnings per share             7,358            8,409            7,358             8,674
                                                     =========       ==========       ==========       ===========

Diluted earnings (loss) per share                    $   (0.33)      $     0.14       $    (1.04)      $      0.30
                                                     =========       ==========       ==========       ===========
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